Exhibit 99.1

  NOBEL LEARNING COMMUNITIES SIGNS AGREEMENT TO ACQUIRE DISCOVERY ISLE CHILD
                            DEVELOPMENT CENTER, INC.

NATIONAL EDUCATION PROVIDER ACQUIRES PREMIER PRESCHOOL GROUP WITH SIX SCHOOLS
                  IN SAN DIEGO/RIVERSIDE COUNTY, CALIFORNIA

    WEST CHESTER, Pa., Oct. 26 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading operator of private preschools, elementary schools and middle schools, today announced it had signed an agreement to acquire all the outstanding shares of Discovery Isle Child Development Center, Inc. ("Discovery Isle"). The transaction is expected to close in approximately 30 days subject to licensing and regulatory approval. Discovery Isle is a leading preschool provider in Southern California, delivering well-rounded educational programs that meet the intellectual, physical, social and emotional needs of each child. Discovery Isle, based in San Diego County, California, operates six preschools in San Marcos, Poway, Murrieta, Carlsbad and Temecula, California.

    Discovery Isle generated revenue of approximately $10 million for the trailing twelve months ended September 30, 2006. The transaction is expected to be accretive to Nobel Learning's fiscal 2007 full year results. The acquisition purchase price of approximately $12 million will be financed through existing cash resources and borrowings under the Company's credit facility.

    "We are very pleased to add Discovery Isle to our family of schools. Both Nobel Learning and Discovery Isle share a commitment to providing a strong curriculum and a nurturing environment for preschool and school age children. Our companies' educational philosophies are similar and Discovery Isle is an exceptional school operator. We look forward to sharing best practices of both organizations while working side by side, focusing on quality education in the San Diego and Riverside County areas of California," said George H. Bernstein, President and CEO of Nobel Learning Communities.

    "The acquisition of Discovery Isle schools, which will continue to operate as Discovery Isle Child Development Centers, is an important step in implementing our strategic plan for growth and expansion, by serving as a strong entry into the Southern California market. Discovery Isle will provide us a solid platform to build additional preschools in the market and we intend to support and expand Discovery Isle's quality programs and educational curriculum in Southern California by adding elementary and middle schools. We believe that combining both of our strong educational programs will provide an integrated solution for the preschool through eighth grade educational needs of Southern California families."

    "We are also very pleased that Cindy W. Bornemann, founder and President of Discovery Isle, along with other key personnel, will become part of Nobel Learning's management team and will continue to provide strong leadership for Discovery Isle's operations and programs. Discovery Isle's parents and students will continue to experience the same high quality programs and curriculum, which will now be supplemented with additional educational and programmatic resources brought by Nobel Learning Communities."

    Nobel Learning Communities schools are known nationwide for their commitment to quality private education for preschool through eighth grade, through local learning communities that support the educational, enrichment and wellness needs of students and their families. At the preschool level, the company is known for its proprietary Links to Learning curriculum, which provides an integrated approach to early-age learning, and also connects parents to what their children are learning in school. Nobel Learning Communities provides stronger resources than an individual school can provide, including an Education Department and an Educational Advisory Board, led by nationally recognized experts in preschool through eighth grade education. Nobel Learning students traditionally exceed grade level norms on national standardized tests.

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    The West Chester, Pa.-based Company, and many of its schools, are accredited through the Commission on International & Trans-Regional Accreditation (CITA). While Nobel Learning owns and operates over 150 schools in 13 states, the organization's schools retain a strong local focus that link communities and parents in order to meet the educational needs of every student. Upon close of the transaction, the acquisition of Discovery Isle will increase by six schools the number of schools in the Nobel Learning Communities portfolio.

    About Nobel Learning Communities

    Nobel Learning Communities, Inc. is a national network of over 150 nonsectarian private schools, including preschools, elementary schools, and middle schools in 13 states across the nation. Nobel Learning Communities provides high quality private education, with small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning Communities also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone(R) summer program, learning support programs, and specialty high schools. For more information on Nobel Learning Communities, please visit http://www.NobelLearning.com.

    NLCI-F

SOURCE  Nobel Learning Communities, Inc.
    -0-                             10/26/2006
    /CONTACT: Dell Jackson, +1-410-902-5035, or djackson@mghus.com, for Nobel Learning Communities, Inc.; or Tom Frank, CFO of Nobel Learning Communities, Inc., +1-484-947-2030, or Tom.Frank@nlcinc.com /
    /Web site:  http://www.nobellearning.com /